EXHIBIT 99

NEWS RELEASE	For more information
For Immediate Release	Mary Ryan
630-663-8283

Aftermarket Technology Corp. Renews Supply Agreement
with Ford and Wins the New 6R Program
➢ Solidifies Position as Ford’s Lead Transmission Remanufacturing Provider

DOWNERS GROVE, Illinois, Monday, January 9, 2006 -- Aftermarket Technology Corp. (NASDAQ:ATAC), today announced it has reached agreement with Ford Motor Company covering its base remanufacturing transmissions business through 2008. Additionally, the Company has been awarded the remanufacturing program for Ford’s newest six-speed transmission—the 6R—Ford’s key rear wheel drive platform for the future. Production of remanufactured 6R transmissions will begin in 2007. The 6R is being used in key vehicles such as Ford’s Explorer, Mountaineer, Expedition and the F-150 light truck.

Since 1989, ATC’s Autocraft Industries subsidiary in Oklahoma City, Oklahoma has provided almost two million remanufactured transmissions to Ford.

In commenting on the renewed supply agreement and the award of Ford’s 6R business, Don Johnson, Chairman, President and CEO said, “We are very pleased to have renewed and extended our base business supply agreement with Ford and, just as important, we have been selected by our valued and long-term customer to remanufacture its new six-speed rear wheel drive transmission, a growth platform for Ford. We believe that we have been awarded both pieces of business based on our ‘total value proposition’ that includes our commitment to industry-leading quality, on-time delivery, dedicated engineering for both product improvement and new products, advanced remanufacturing technology, program launch support and cost containment.”

“Clearly these wins solidify ATC’s position as Ford’s lead transmission remanufacturing supplier and partner through the end of 2008 and we believe into the future as we continue this long and valued relationship.”

For further information, please see the Company’s most recent Form 10-Q filed with the Securities and Exchange Commission.

ATC is headquartered in Downers Grove, Illinois. The Company provides outsourced engineered solutions and supply chain logistics services to the light vehicle (cars and light trucks) aftermarket and consumer electronics industries.

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The preceding paragraphs contain statements that are not related to historical results and are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those that are predictive or express expectations that depend upon or refer to future events or conditions, or that concern future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, or possible future Company actions. Forward-looking statements involve risks and uncertainties because such statements are based on current expectations, projections and assumptions regarding future events that may not prove to be accurate. Actual results may differ materially from those projected or implied in the forward-looking statements. The factors that could cause actual results to differ are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and other filings made by the Company with the Securities and Exchange Commission.